EXHIBIT 11.1


                 Statement Re: Computation of Per Share Earnings
           (In thousands except earnings per common share outstanding)


                                            For the Years ended
                                                December 31,

                                              1996      1995
                                             -------   -------
Net income as reported                       $   589   $   935
Preferred Dividends                             (138)     (157)
                                             -------   -------
Income used for year                             451       778
                                             -------   -------
Earnings per common share
   outstanding                                  0.09      0.22
                                             -------   -------

Average number of common shares
   outstanding                                 5,268     3,599
                                             -------   -------